Exhibit 32.01

CERTIFICATIONS

(Pursuant to 18 U.S.C. Section 1350)

The undersigned hereby certifies that (i) the foregoing Quarterly Report on Form 10-Q filed by Bank of the Carolinas Corporation (the “Registrant”) for the quarter ended March 31, 2009, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: May 14, 2009	/s/ Robert E. Marziano
Robert E. Marziano
President and Chief Executive Officer

Date: May 14, 2009	/s/ Michelle L. Clodfelter
Michelle L. Clodfelter
Vice President and Principal Financial Officer